As filed with the Securities and Exchange Commission on December 4, 1998.
                                                      Registration No. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549
                                --------------

                                   FORM S-8

                            REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933



                                F&M BANCORP
            (Exact name of registrant as specified in its charter)

      MARYLAND                                              52-1316473
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                         Identification No.)


                          110 THOMAS JOHNSON DRIVE
                         FREDERICK, MARYLAND 21702
        (Address of Principal Executive Offices including Zip Code)


            MONOCACY BANCSHARES, INC. 1994 STOCK INCENTIVE PLAN
  MONOCACY BANCSHARES, INC. 1997 INDEPENDENT DIRECTORS' STOCK OPTION PLAN
                        (Full title of the plan(s))

                           GORDON M. COOLEY, ESQ.
                       SECRETARY AND GENERAL COUNSEL
                                F&M BANCORP
                          110 THOMAS JOHNSON DRIVE
                         FREDERICK, MARYLAND 21702
                  (Name and address of agent for service)

                               (301) 694-4000
       (Telephone number, including area code, of agent for service).

                       CALCULATION OF REGISTRATION FEE

==============================================================================

                                     PROPOSED       PROPOSED
                                     MAXIMUM         MAXIMUM
    TITLE OF       AMOUNT TO         OFFERING       AGGREGATE     AMOUNT OF
SECURITIES TO BE       BE            PRICE PER       OFFERING    REGISTRATION
   REGISTERED      REGISTERED *       SHARE **       PRICE **       FEE **
------------------------------------------------------------------------------
Common Stock,
$5.00 par value      90,538             N/A            N/A           $840.04
================= ================ =============== ============= =============


------------------

*Represents the maximum number of shares available for issuance under the Plan.

**The registration fee has been computed pursuant to Rule 457 (h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share for the common stock of the Registrant as reported on The Nasdaq National Market System on December 3, 1998 of $33 3/8.




                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The following documents, filed with the Securities and Exchange Commission (the "Commission") by the registrant, F&M Bancorp (the
"Company"), a Maryland corporation, File No. 0-12638, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated herein by reference:

            (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10-K");

            (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

            (3) The Company's Current Reports on Form 8-K filed on September 10, 1998 and November 20, 1998, respectively;

            (4) The portions of the Company's Proxy Statement for its Annual Meeting of Shareholders held on April 21, 1998 that have been incorporated by reference in the 1997 Form 10-K; and

            (5) The description of the common stock, par value $5.00 per share, of the Company (the "Company Common Stock") set forth in the Company's Registration Statement on Form 8-B filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for purposes of updating such description.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.     DESCRIPTION OF SECURITIES.

            Not Applicable.



ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.



            The validity of the shares of Company Common Stock offered pursuant to this Registration Statement will be passed upon for the Company by Gordon M. Cooley, General Counsel and Secretary of the Company. As of the date of this document, Mr. Cooley beneficially owned 20,840 shares of Company Common Stock and held options to purchase 2,277 shares of Company Common Stock.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            The Maryland General Corporation Law permits a corporation to indemnify its present and former directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or
(b) the director actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director. In addition to the foregoing, a court of appropriate jurisdiction may under certain circumstances order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the director or officer has met the standards of conduct set forth in the preceding provisions or has been adjudged liable on the basis that a personal benefit was improperly received in a proceeding charging improper personal benefit to the director or the officer. If the proceeding was an action by or in the right of the corporation or involved a determination that the director or officer received an improper personal benefit, however, no indemnification may be made if the individual is adjudged liable to the corporation, except to the extent of expenses approved by a court of appropriate jurisdiction. In addition, the Maryland General Corporation Law permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received
(a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on behalf of the director to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

            The Company has provided for indemnification of directors, officers, employees and agents in Article Eighth, Section (5) of its charter, as amended. This provision reads as follows:

            (5) The Corporation shall indemnify (a) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; (b) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-laws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The Maryland General Corporation Law authorizes a Maryland corporation to limit by provision in its charter the liability of directors and officers to the corporation or to its stockholders for money damages except to the extent that (i) the director or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

            The Company has limited the liability of its directors and officers for money damages in Article Eighth, Section (6) of its charter. This provision reads as follows:

            (6) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal.

            As permitted under Section 2-418 (k) of the Maryland General Corporation Law, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not the Company would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

            Section 8(k) of the Federal Deposit Insurance Act (the "FDI Act") provides that the Federal Deposit Insurance Corporation (the "FDIC") may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were "institution-affiliated parties," as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. The FDIC has adopted regulations prohibiting, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees for any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not Applicable.


ITEM 8.     EXHIBITS.

            See Exhibit Index.

ITEM 9.     REQUIRED UNDERTAKINGS.

            The Company hereby undertakes:

            (a)(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


            (c) - (g) Not applicable.

            (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

            (i) - (j) Not applicable.



                                  SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Frederick, State of Maryland, on this 4th day of December, 1998.


                                    F&M BANCORP


                                    By: /s/ Faye E. Cannon

                                       Faye E. Cannon
                                       President and Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            We, the undersigned officers and directors of F&M Bancorp hereby severally and individually constitute and appoint Gordon M. Cooley and Faye E. Cannon, and each and either of them, his or her true and lawful attorney-in-fact and agent for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission, and any and all instruments and documents filed as part of or in connection with or supplements or amendments thereto covering the offering and issuance of Company Common Stock pursuant to such Registration Statement, as so amended or supplemented, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the said attorneys-in-fact and agents or any of them, shall do or cause to be done by virtue hereof.



NAME                      TITLE                          DATE


/s/ Faye E. Cannon         President, Chief Executive    December 4, 1998
______________________     Officer and Director
Faye E. Cannon             (Principal
                           Executive Officer)



/s/ David L. Spilman       Treasurer (Principal          December 4, 1998
______________________     Financial
David L. Spilman           and Accounting Officer)


/s/ R. Carl Benna          Director                      December 4, 1998
______________________
R. Carl Benna


/s/ Howard B. Bowen        Director                      December 4, 1998
______________________
Howard B. Bowen


/s/ John D. Brunk          Director                      December 4, 1998
_______________________
John D. Brunk


/s/ Beverly B. Byron       Director                      December 4, 1998
_______________________
Beverly B. Byron


/s/ Martha E. Church       Director                      December 4, 1998
_______________________
Martha E. Church


/s/ Albert H. Cohen        Director                      December 4, 1998
_______________________
Albert H. Cohen


/s/ Maurice A. Gladhill    Director                      December 4, 1998
_______________________
Maurice A. Gladhill


/s/ Charles W. Hoff, III   Director                      December 4, 1998
_______________________
Charles W. Hoff, III


/s/ James K. Kluttz        Director                      December 4, 1998
_______________________
James K. Kluttz



_______________________    Director                      December 4, 1998
Charles A. Nicodemus


/s/ Richard W. Phoebus     Director                      December 4, 1998
_______________________
Richard W. Phoebus


/s/ H. Deets Warfield      Director                      December 4, 1998
_______________________
H. Deets Warfield


/s/ John C. Warfield       Director                      December 4, 1998
_______________________
John C. Warfield


/s/ Thomas R. Winkler      Director                      December 4, 1998
_______________________
Thomas R. Winkler





                                EXHIBIT INDEX

      Exhibit
      Number            Exhibit Description


       4.1 Articles of Incorporation of the Company with all Articles of Amendment (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the period ended June 30,
                         1997).

       4.2 Bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997).

       5.1 Opinion of Gordon M. Cooley, General Counsel to the Company.

      23.1               Consent of Arthur Andersen, LLP, Washington, D.C.

      23.2               Consent of Smith Elliott Kearns & Company, LLC,
                         Hagerstown, MD.

      23.3               Consent of Gordon M.  Cooley  (included  in Exhibit
                         5.1 hereto).

      24.1 Powers of Attorney (see signature page to this Registration Statement).